UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 22, 2003

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(480) 894-6311

None

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure.

     On December 23, 2003, the Registrant issued a press release announcing the completion of its offer to the holders of $150 million principal amount of its 9 1/2% senior notes due 2013 to exchange such notes for a like principal amount of its 9 1/2% senior notes due 2013. The text of the press release is as follows:

Tempe, AZ – December 23, 2003 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that it has completed its offer to the holders of $150 million principal amount of its 9 1/2% senior notes due 2013 to exchange such notes for a like principal amount of its 9 1/2% senior notes due 2013, which have been registered under the Securities Act of 1933, as amended.

The exchange offer was completed at 5:00 p.m. New York City time on December 22, 2003. Mobile Mini, Inc. said it has been informed by the exchange agent that as of 5:00 p.m. New York City time on December 22, 2003, 100% of the $150 million in aggregate principal amount of its 9 1/2% senior notes due 2013 had been tendered in the exchange offer.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of approximately 91,000 portable storage units and portable offices. The Company currently has 47 branches and operates in 27 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Dated: December 23, 2003	/s/ Larry Trachtenberg

Name: Larry Trachtenberg Title: Executive Vice President and Chief Financial Officer

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